ADMINISTRATION AND DISTRIBUTION AGREEMENT


         This AGREEMENT is made as of this 15th day of December, 1994, between CRANBROOK FUNDS, a trust organized under the laws of Massachusetts (the "Fund"), and FIRST OF MICHIGAN CORPORATION, a Delaware corporation ("FoM").

         The Fund is registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as a diversified open-end management investment company and its Board of Trustees has determined that it will be in the best interests of the Fund and its shareholders to offer shares of its existing series for resale in a continuous offering. The Fund is authorized to establish separate series, each of which may offer one or more classes of shares of beneficial interest (collectively referred to as "shares"), to selected groups of purchasers. The Fund has currently established two series, the Cranbrook Money Market Fund and the Cranbrook Treasury Fund (the "Series"). FoM is a securities firm engaged, among other things, in the business of selling shares of investment companies either directly to investors or through other securities dealers

         The Fund and FoM wish to enter into an agreement with each other with respect to the administration of the Fund and to the continuous offering of the shares of each Series, such offering to commence after the effectiveness of the registration statement covering the shares of the Series filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"). In consideration of the premises, the parties agree as follows:

         Section 1. Appointment as Administrator. The Fund hereby appoints FoM to act as administrator for the benefit of the Fund and its shareholders to provide information and services for existing and potential shareholders of the Fund. FoM shall provide such office space and equipment, telephone facilities, personnel, literature distribution, advertising and promotion as is necessary or beneficial for providing information and services to potential and existing shareholders and to assist in servicing accounts of the FoM clients who own Fund shares ("clients"). Such services and assistance may include, but not be limited to, establishment and maintenance of shareholder accounts and records, processing purchase and redemption transactions, automatic investment in Fund shares of client account cash balances, answering routine client inquiries regarding the Fund, assistance to clients in changing dividend options, account designations and addresses, investigating, selecting and conducting relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder service agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable, other than those operations which are to be managed by the Fund's Adviser pursuant to that certain Advisory Agreement dated as of December 15, 1994, furnishing advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable and such other services as the Fund may reasonably request. FoM further agrees to make its employees available to serve the Fund as Trustees or officers without compensation by the Fund.

         Section 2. Appointment as Distributor. The Fund hereby appoints FoM as the exclusive distributor and representative of the Fund to sell shares to investors in the manner and on the terms set forth in the prospectus (the "Prospectus") relating to the shares of each Series, as such Prospectus is finally declared effective by the Commission under the Securities Act. The Fund during the term of this Agreement shall sell its shares to FoM upon the terms and conditions set forth below.

         Section 3. Exclusive Nature of Duties. FoM shall be the exclusive representative of the Fund to act as distributor, except that:

         (a) The Fund may, upon written notice to FoM, from time to time designate other underwriters and distributors of shares of one or more Series with respect to areas other than the United States as to which FoM may have expressly waived in writing its right to act as such. If such designation is deemed exclusive, the right of FoM under this Agreement to sell shares in the areas so designated shall terminate, but this Agreement shall remain otherwise in full effect until terminated in accordance with the other provisions hereof.

         (b) The exclusive rights granted to FoM to purchase shares from the Fund shall not apply to shares of any Series issued in connection with the merger or consolidation of any other investment company or personal holding company with the Fund or the acquisition by purchase or otherwise of all (or substantially all) of the assets or the outstanding shared of any such company by the Fund.

         (c) Such exclusive rights shall also not apply to shares issued by the Fund pursuant to reinvestment of dividends and capital gains distributions.

         Section 4.  Purchase of Shares from the Fund.

         (a) FoM shall have the right to buy from the Fund the shares needed, but not more than the shares needed (except for clerical errors in transmission) to fill unconditional orders for shares of the Fund placed with FoM by investors or securities dealers. The price which FoM shall pay for the shares so purchased from the Fund shall be the net asset value, determined as set forth in Section 4(c) hereof, used in determining the public offering price described below on which such orders were based.

         (b) The shares are to be resold by FoM to investors at the public offering price, as set forth in Section 4(c) hereof, or to securities dealers having agreements with FoM upon the terms and conditions set forth in Section 8 hereof.

         (c) The public offering price of the shares of any Series, i.e., the price per share at which FoM may sell shares to the public, shall be the public offering price as set forth in the Prospectus relating to such shares, which shall be the net asset value thereof, as determined in accordance with the description thereof contained in the Prospectus relating to that Series, plus any sales charge which may be approved by the Trustees of the Fund.

         (d) The Fund, or any agent of the Fund designated in writing by it, shall be promptly advised of all purchase orders for shares received by FoM. Procedures may be established by the Fund and FoM whereby purchase orders for shares of any Series are presented directly to the Fund or an agent designated by the Fund upon the condition that in such cases it shall be deemed that the sale of the shares to be purchased is made pursuant to
Section 4 hereof. Any order may be rejected by the Fund or FoM, provided, however, that neither will arbitrarily or without reasonable cause refuse to accept or confirm orders for the purchase of shares. The Fund (or its agent) will confirm orders upon their receipt, or in accordance with any exemptive order of the Commission, and will make appropriate book entries pursuant to the instructions of FoM. Purchase orders are effective when good investable funds become available to the Fund. FoM agrees to cause such payment and such instructions to be delivered promptly to the Fund (or its agent).

         Section 5.  Redemption or Repurchase of Shares by the
         Fund.

         (a) Any of the outstanding shares of either Series may be tendered for redemption or repurchase at any time, and the Fund shall redeem or repurchase the shares so tendered in accordance with its obligations and rights as set forth in its Declaration of Trust, as amended from time to time, and in accordance with the applicable provisions contained in the prospectus relating to such shares. The Fund shall pay the total amount of the redemption price as defined in the above paragraph pursuant to the instructions of FoM and in accordance with the terms set forth in the prospectus relating to the shares being redeemed.

         (b) The Fund reserves the right to reject any order for repurchase through a securities dealer, but the right to redeem shares, or to receive payment with respect to any such redemption, upon the presentation of properly submitted redemption requests in accordance with the procedures set forth in the prospectus relating to such shares, may only be suspended in accordance with the provisions of the Investment Company Act.

         Section 6. Duties of the Fund.

         (a) The Fund shall furnish to FoM copies of all information, financial statements and other documents which FoM may reasonably request for use in connection with the distribution of shares of the Fund, and this shall include one certified copy, upon request by FoM, of all financial statements of each Series audited by independent auditors. The Fund shall make available to FoM such number of copies of the Prospectus for each Series as FoM shall reasonably request.

         (b) The Fund shall take, from time to time, all necessary action to register shares of each Series under the Securities Act to the end that there will be available for sale such number of shares as FoM may reasonably be expected to sell.

         (c) The Fund shall use its best effort to qualify and maintain the qualification of an appropriate number of shares of each Series for sale under the securities laws of such states as FoM and the Fund may approve. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion, as provided in Section 10(c) hereof, the expense of qualification and maintenance of qualification shall be borne by the Fund. FoM shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualifications.

         (d) The Fund will furnish to FoM, in reasonable quantities upon request by FoM, copies of annual and interim reports of each Series.

         Section 7. Duties of FoM as the Distributor.

         (a) FoM shall devote reasonable time and effort to effect sales of shares of the Fund, but shall not be obligated to sell any specific number of shares. The services of FoM hereunder are not to be deemed exclusive and nothing herein contained shall prevent FoM from entering into distribution arrangements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.

         (b) In selling the shares of the Fund, FoM shall use its best efforts in all respects duly to conform with the requirements of all federal and state laws and regulations and the regulations of the National Association of Securities Dealers, Inc. (the "NASD") relating to the sale of such securities. Neither FoM nor any other person is authorized by the Fund to give any information or to make any representations other than those contained in the prospectus for each Series or any sales literature specifically approved by the Fund for use with respect to a particular Series.

         (c) FoM shall adopt and follow procedures, as approved by the Fund, for the confirmation of sales to investors and selected dealers, the collection of amounts payable by investors on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the NASD, as such requirements may from time to time exist.

         Section 8.  Selected Dealer Agreements.

         (a) FoM shall have the right to enter into selected dealer agreements with securities dealers of its choice ("selected dealers") for the sale of shares; provided, however, that the form of selected dealer agreement shall be approved by the Fund. Shares sold to selected dealers shall be for resale by such dealers only in accordance with the provisions of the Prospectus relating to such shares.

         (b) Within the United States, FoM shall offer and sell shares only to such selected dealers as are members in good standing of the NASD.

         Section 9. Acceptance of Appointments. FoM accepts such appointments and agrees during such period to render such services and to assume the obligations herein sct forth for the compensation herein provided. FoM shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. It is understood and agreed that FoM, by separate agreement with the Fund, may also serve the Fund in other capacities.

         Section 10.  Payment of Expenses.

         (a) The Fund shall bear all of its costs and expenses, including fees and disbursements of its counsel and auditors, in connection with the preparation and filing of any required registration statements and prospectuses under the Investment Company Act, the Securities Act, and all amendments and supplements thereto, and the expense of preparing, printing, mailing and otherwise distributing prospectuses, annual or interim reports and proxy materials to its shareholders.

         (b) After the prospectuses and annual and interim reports have been prepared, set in type and mailed to shareholders, FoM shall bear the costs and expenses of printing and distributing any copies thereof which are used in connection with the offering of the shares. FoM shall bear the costs and expenses of preparing, printing and distributing any supplementary sales literature used by FoM in connection with the offering of the shares for sale. Any expenses of advertising incurred in connection with such offering will also be the obligation of FoM.

         (c) The Fund shall bear the cost and expenses of qualification of the shares for sale, and, if necessary or advisable in connection therewith, of qualifying the Fund as a broker or dealer, in such states of the United States or other jurisdictions as shall be selected by the Fund and FoM, and the cost and expenses payable to each such state for continuing qualification therein until the Fund decides to discontinue such qualification.

         Section 11. Compensation. For the services and facilities described herein, the Fund will pay to FoM at the end of each calendar month an administration and distribution fee computed at an annual rate of 0.25% of the first $500,000,000 of the Fund's average net assets for such month; 0.225% of the next $500,000,000 of average net assets; and 0.20% of average net assets in excess of $1,000,000.000. FoM shall not be required to allocate its compensation hereunder between its duties as administrator and its duties as distributor. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The services of FoM to the Fund under this Agreement are not to be deemed exclusive, and FoM shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

         If expenses borne by the Fund for those Series which FoM acts as distributor in any fiscal year (including FoM's fee) exceed any expense limitation imposed by applicable law, FoM will reduce its fee or reimburse the Fund for one-half of any such excess, the other half of such excess to be reimbursed by the Adviser of the Fund. The expense limitation guarantee shall be allocated to each Series upon a fee reduction or reimbursement based upon the relative average daily net assets of each such Series. If for any month the expenses of the Fund properly chargeable to the income account shall exceed the expense limitation on monthly basis, payment to FoM for that month shall be reduced and, if necessary, FoM shall make a refund payment to the Fund so the total net expense will not exceed such limitation, taking into account the related refund to be made to the Fund by the Adviser. As of the end of the Fund's fiscal year, however, the foregoing computations and payments shall be readjusted so that the aggregate compensation payable to the Adviser and to FoM, as administrator and distributor, for the year is equal to the percentages set forth in this
Section 11 and in the Advisory Agreement with respect to the average net asset values as determined as described herein and therein throughout the fiscal year, diminished to the extent necessary so that the total of the aforementioned expense items shall not exceed the expense limitation. The aggregate of repayments, if any, by the Adviser and by FoM to the Fund for the year shall be the amount necessary to limit such net expense as required.

         The net asset value for each Series, and each class of shares within a Series, if more than one, shall be calculated as of 5:00 p.m. Detroit time on each day that the New York Stock Exchange is open for business, and as of such other time or times as the Trustees may determine in accordance with the provisions of the Investment Company Act. On each day when net asset value is not calculated, the net asset value of a share of any Series or class of stock of the Fund shall be deemed to be the net asset value of such a share as of the last day on which such calculation was made for the purpose of the foregoing computations.

         The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by FoM under this Agreement.

         Section 12.  Indemnification.

         (a) The Fund shall indemnify and hold harmless FoM and each person, if any, who controls FoM against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any person acquiring any shares, which may be based upon the Securities Act, or on any other statute or at common law, on the ground that the registration statement or related Prospectus of any Series, as from time to time amended and supplemented, or the annual or interim reports to shareholders of any Series, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in connection therewith by or on behalf of FoM; provided, however, that in no case (i) is the indemnity of the Fund in favor of FoM and any such controlling persons to be deemed to protect FoM or any such controlling persons thereof against any liability to the Fund or its security holders to which FoM or any such controlling persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against FoM or any such controlling persons, unless FoM or such controlling persons, as the case may be, shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon FoM or such controlling persons (or after FoM or such controlling persons shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Fund will be entitled to participate at its own expense in the defense, or, if it so elects to assume the defense of any suit brought to enforce any such liability, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to FoM or such controlling persons or persons, defendant or defendants in the suit. In the event the Fund elects to assume the defense of any such suit and retain such counsel, FoM or such controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them, but, in case the Fund does not elect to assume the defense of any such suit, it will reimburse FoM or such controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Fund shall promptly notify FoM of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the shares.

         (b) FoM shall indemnify and hold harmless the Fund and each of its Trustees and officers and each person, if any, who controls the Fund against any loss, liability, claim, damage, or expense described in the foregoing indemnity contained in subsection (a) of this Section, but only with respect to statements or omissions made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of FoM for use in connection with the registration statement or related prospectus of any Series, as from time to time amended, or the annual or interim reports to shareholders of any Series. In case any action shall be brought against the Fund or any persons so indemnified in respect of which indemnity may be sought against FoM, FoM shall have the rights and duties given to the Fund, and the Fund and each person so indemnified shall have the rights and duties given to FoM by the provisions of subsection (a) of this Section 12.

         Section 13. Duration and Termination of this Agreement. This Agreement shall become effective as of the date first above written and shall remain in force until December 14, 1996, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of those Trustees who are not parties to this Agreement and have no direct or indirect interest in the operation of this Agreement, or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

         This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Fund who are not interested persons of the Fund and have no direct or indirect interest in the operation of the Plan of Distribution adopted by the Fund or any related agreement thereto, or by vote of a majority of the outstanding voting securities of the Fund, or by FoM, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

         Section 14. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the Trustees of the Fund, or if such amendment provides for an increase in the amount to be spent for distribution, by the vote of a majority of outstanding voting securities of the Fund, and (ii) by a majority of those Trustees who are not parties to this Agreement and have no direct or indirect interest in the operation of this Agreement, or interested persons of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval.

         Section 15. Definitions of Certain Terms. The terms "vote of a majority of the outstanding voting securities", "assignment", "interested person" and "affiliated person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

         Section 16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Michigan and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Michigan or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

         Section 17. Personal Liability. The Declaration of Trust establishing Cranbrook Funds, dated November 30, 1994, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Cranbrook Funds" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Cranbrook Funds shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Cranbrook Funds, but the Fund Estate only shall be liable.

         Section 18. Reports. FoM shall prepare and submit to the Trustees of the Fund for their review at least quarterly, a written report of all expenses and compensation paid by the Fund hereunder and the purposes for which such expenditures were made.

         Section 19. Compliance with Rule 12b-1. This Agreement is entered into by the Fund in connection with a Plan of Distribution approved by the Fund pursuant to Rule 12b-1 under the Investment Company Act; it is the intention of the Fund and FoM that this Agreement shall be construed so as to comply with all applicable provisions of the Investment Company Act, Rule 12b-1 thereunder, and such Plan of Distribution.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.



                                          FIRST OF MICHIGAN CORPORATION

                                          By: /S/ WAYNE WRIGHT
                                          Its: VICE PRESIDENT


                                          CRANBROOK FUNDS

                                          By: /S/ CONRAD W. KOSKI
                                          Its: PRESIDENT